As filed with the Securities and Exchange Commission on October 16, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

10x Genomics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	45-5614458
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6230 Stoneridge Mall Road

Pleasanton, California 94588

(925) 401-7300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Serge Saxonov

Chief Executive Officer

10x Genomics, Inc.

6230 Stoneridge Mall Road

Pleasanton, California 94588

(925) 401-7300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Eric S. Whitaker Randy Wu James Bryant 10x Genomics, Inc. 6230 Stoneridge Mall Road Pleasanton, California 94588 (925) 401-7300	Mark M. Bekheit Brian D. Paulson Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 Tel: (650) 328-4600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.00001 per share	1,901,402(1)(2)	$150.71(3)	$286,560,295.42	$31,263.73

(1)

The Registrant is hereby registering 1,901,402 shares for resale comprised of: (i) 1,664,898 shares of its Class A common stock delivered to the selling stockholders at closing pursuant to an Agreement and Plan of Merger and Reorganization, dated as of October 5, 2020 (the “Merger Agreement”), by and among the Registrant, Library Acquisition Corp., Library Merger Sub, LLC, ReadCoor, Inc. (“ReadCoor”) and Shareholder Representative Services LLC, in its capacity as the representative of the securityholders of ReadCoor; and (ii) 236,504 shares of its Class A common stock currently held in escrow that may be delivered to the selling stockholders after adjustments for fractional shares following October 13, 2021, the indemnity holdback release date.

(2)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s Class A common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Class A common stock.

(3)

Estimated solely for purposes of calculating the registration fee for this offering in accordance with Rule 457(c) of the Securities Act, on the basis of the average of the high and low prices of the Registrant’s Class A common stock on The Nasdaq Stock Market on October 9, 2020.

PROSPECTUS

1,901,402 Shares of Class A Common Stock

This prospectus relates to the resale of up to 1,901,402 shares of Class A common stock of 10x Genomics, Inc. that may be offered and sold from time to time by the selling stockholders named in this prospectus. The selling stockholders acquired, or will acquire, these shares from us pursuant to an Agreement and Plan of Merger and Reorganization, dated as of October 5, 2020 (the “Merger Agreement”), by and among us, Library Acquisition Corp., Library Merger Sub, LLC, ReadCoor, Inc. (“ReadCoor”) and Shareholder Representative Services LLC, in its capacity as the representative of the securityholders of ReadCoor, in connection with our acquisition of ReadCoor. The shares of Class A common stock registered hereby include (i) 1,664,898 shares of our Class A common stock delivered to the selling stockholders at closing (the “Closing”) pursuant to the Merger Agreement, and (ii) 236,504 shares (the “Holdback Shares”) of our Class A common stock currently held in escrow that may be delivered to the selling stockholders after adjustments for fractional shares following October 13, 2021, the indemnity holdback release date. For information on the selling stockholders, please see the section entitled “Selling Stockholders” beginning on page 7 of this prospectus.

We will not receive any proceeds from the sale of the shares of Class A common stock covered by this prospectus. We will pay the expenses of registering the shares of Class A common stock to be sold in this offering under the Securities Act of 1933, as amended (the “Securities Act”).

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “TXG.” On October 15, 2020, the last reported sale price of our Class A common stock on the Nasdaq Global Select Market was $161.95 per share.

Our registration of the shares of Class A common stock covered by this prospectus does not mean the selling stockholders will offer or sell any of the shares. The selling stockholders may sell the shares of Class A common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell the shares in the section entitled “Plan of Distribution” beginning on page 9 of this prospectus.

Investing in our Class A common stock involves a high degree of risk. See the section titled “Risk Factors” on page 5 of this prospectus and the risk factors in the documents incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 16, 2020.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using an “automatic shelf” registration process. Under this process, the selling stockholders or their transferees or other successors-in-interest may, from time to time, offer or sell shares of our Class A common stock in one or more offerings or resales.

This prospectus provides you with a general description of the shares of the Class A common stock that the selling stockholders may offer, sell or otherwise dispose of. When the selling stockholders sell shares of our Class A common stock using this prospectus, we will, to the extent required, provide a prospectus supplement and attach it to this prospectus and may also provide you with a free writing prospectus. Any prospectus supplement and any free writing prospectus will contain more specific information about that offering. Any prospectus supplement may also add, update, change or clarify information contained in or incorporated by reference in this prospectus. If there is any inconsistency between the information in this prospectus and the information in any prospectus supplement, you should rely on the information in the prospectus supplement.

The rules of the SEC allow us to incorporate by reference information into this prospectus. This means that important information is contained in other documents that are considered to be a part of this prospectus. Additionally, information that we file later with the SEC will automatically update and supersede this information. You should carefully read both this prospectus and any applicable prospectus supplement together with the additional information that is incorporated or deemed to be incorporated by reference in this prospectus before making an investment in our common stock. See “Incorporation of Certain Documents by Reference.”

Neither the delivery of this prospectus or any applicable prospectus supplement nor any sale made using this prospectus or any applicable prospectus supplement implies that there has been no change in our affairs or that the information in this prospectus or in any applicable prospectus supplement is correct as of any date after their respective dates. You should not assume that the information included in or incorporated by reference in this prospectus or any applicable prospectus supplement or free writing prospectus is accurate as of any date other than the date(s) on the front covers of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should rely only on the information contained in or incorporated by reference in this prospectus or any applicable prospectus supplement or free writing prospectus. We have not authorized anyone to give you different information, and if you are given any information that is not contained in or incorporated by reference in this prospectus or any applicable prospectus supplement or free writing prospectus, you must not rely on that information. The selling stockholders are not making an offer to sell securities in any jurisdiction where the offer or sale of such securities is not permitted.

Except where the context requires otherwise, references in this prospectus to “10x,” “10x Genomics,” the “Company,” “we,” “us” and “our” refer to 10x Genomics, Inc. and, as appropriate, its consolidated subsidiaries, and references to our “common stock” include our Class A common stock and Class B common stock.

“10X GENOMICS,” “10x,” “10X,” the “10x” and “10X” logos, “Chromium,” “Visium,” “Feature Barcoding,” “Chromium Connect,” “GEM,” “Next GEM” and other trade names, trademarks or service marks of 10x appearing in this prospectus are the property of 10x Genomics. For ease of reference, the trademarks, trade names and service marks used in this prospectus are used without the TM and ® symbols, but that does not mean that we will not assert, to the full extent permitted by law, our full rights and the rights of our licensors over our trademarks. Other trademarks and trade names appearing in this prospectus are the property of their respective holders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference herein contain forward-looking statements, particularly in the sections of this prospectus titled “Prospectus Summary” and “Risk Factors” and the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in our most recent Annual Report and Quarterly Report, which we incorporate by reference in this prospectus. In some cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” “would” or “will,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our future products, our technology, our potential market opportunity, our anticipated growth strategies and anticipated trends in our business.

These statements are only predictions based on our current expectations and projections about future events and trends. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially and adversely from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed or incorporated by reference in the section of this prospectus titled “Risk Factors.” You should specifically consider the numerous risks described or incorporated by reference in the section of this prospectus titled “Risk Factors” and elsewhere in this prospectus and the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report and our Quarterly Report, which are incorporated by reference in this prospectus. Moreover, we operate in a competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially and adversely from those contained in any forward-looking statements we may make.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. These statements are inherently uncertain. Except to the extent required by law, we undertake no obligation to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations or to reflect new information or the occurrence of unanticipated events. Given these risks, uncertainties and assumptions, you are cautioned not to place undue reliance on such forward-looking statements as predictions of future performance or otherwise.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference in this prospectus from our filings with the SEC listed under the section of this prospectus titled “Incorporation by Reference.” This summary does not contain all the information that you should consider before investing in our Class A common stock. You should read the following summary together with the more detailed information regarding our company, the Class A common stock being registered under this prospectus and our financial statements and notes thereto incorporated by reference in this prospectus before deciding whether to purchase shares of our Class A common stock from the selling stockholders.

We are a life sciences technology company focused on building innovative products and solutions to interrogate, understand and master biological systems at resolution and scale that matches the complexity of biology. Our expanding suite of offerings leverages our cross-functional expertise across biology, chemistry, software and hardware to provide a comprehensive, dynamic and high-resolution view of complex biological systems. We have launched multiple products that enable researchers to understand and interrogate biological analytes in their full biological context. Our commercial product portfolio leverages our Chromium and Chromium Connect instruments, which we refer to as “Chromium instruments” or “instruments,” and our proprietary microfluidic chips, slides, reagents and other consumables for both our Visium and Chromium solutions, which we refer to as “consumables.” We bundle our software with these products to guide customers through the workflow, from sample preparation through analysis and visualization.

Our products cover a wide variety of applications and allow researchers to analyze biological systems at fundamental resolutions and on massive scales, such as at the single cell level for millions of cells. Our Chromium instruments and Chromium consumables are designed to work together exclusively.

Our executive offices are located at 6230 Stoneridge Mall Road, Pleasanton, California, and our telephone number is (925) 401-7300.

THE OFFERING

Class A Common Stock Offered by the Selling Stockholders	1,901,402 shares.

Class A Common Stock Outstanding Immediately After Giving Effect to this Offering	79,790,015 shares.

Class B Common Stock Outstanding Immediately After Giving Effect to this Offering	27,710,713 shares.

Total Class A common stock and Class B Common Stock Outstanding Immediately After Giving Effect to this Offering	107,500,728 shares.

Use of Proceeds	We will not receive any proceeds from the sale of the shares. See “Use of Proceeds.”

Nasdaq Global Select Market Trading Symbol	“TXG”

Risk Factors	Investing in our securities involves risks. You should carefully consider the information under “Risk Factors” and all other information included or incorporated by reference in this prospectus supplement and accompanying prospectus before investing in our securities.

Unless we specifically state otherwise or the context otherwise requires, the number of shares of our Class A common stock and Class B common stock that will be outstanding after this offering is based on 77,888,613 shares of our Class A common stock and 27,710,713 shares of our Class B common stock outstanding as of September 30, 2020 and excludes:

•	12,817,142 shares of Class A common stock issuable upon exercise of stock options outstanding as of September 30, 2020, at a weighted-average exercise price of $17.95 per share;

•	779,296 shares of Class A common stock issuable upon the settlement of restricted stock units outstanding as of September 30, 2020;

•	83,515 shares of Class A common stock issuable upon the settlement of restricted stock units granted after September 30, 2020;

•	7,672,705 shares of Class A common stock available for future issuance under our 10x Genomics, Inc. 2019 Omnibus Incentive Plan (the “Omnibus Incentive Plan”); and

•	1,881,782 shares of Class A common stock available for future issuance under our 10x Genomics, Inc. 2019 Employee Stock Purchase Plan (the “ESPP”).

Unless we specifically state otherwise or the context otherwise requires, this prospectus reflects and assumes the following:

•	no exercise of the outstanding stock options described above; and

•	outstanding shares include 84,375 shares of Class A common stock issued upon the early exercise of stock options and subject to repurchase as of September 30, 2020.

RISK FACTORS

You should carefully consider the risks set forth under the caption “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, before making an investment decision.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of shares of Class A common stock under this prospectus. We will not receive any proceeds from these sales.

SELLING STOCKHOLDERS

Up to 1,901,402 shares of Class A common stock are being offered by this prospectus, all of which are being offered for resale for the account of the selling stockholders. The shares being offered were, or will be, issued to the selling stockholders pursuant to the Merger Agreement. The shares of Class A common stock being offered by this prospectus include (i) 1,664,898 shares of our Class A common stock delivered to the selling stockholders at Closing, and (ii) 236,504 Holdback Shares. The selling stockholders may, from time to time, offer and sell pursuant to this prospectus any or all of the shares of Class A common stock being registered. When we refer to the “selling stockholders” in this prospectus, we mean the persons listed in the table below.

The table below sets forth certain information known to us, based upon written representations from the selling stockholders, with respect to the beneficial ownership of our shares of Class A common stock held by the selling stockholders as of October 13, 2020, the date of closing of our acquisition of ReadCoor. Because the selling stockholders may sell, transfer or otherwise dispose of all, some or none of the shares of our Class A common stock covered by this prospectus, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling stockholders, or the amount or percentage of shares of our Class A common stock that will be held by the selling stockholders upon termination of any particular offering. See the section of this prospectus captioned “Plan of Distribution” for additional information. For purposes of the table below, we assume that all Holdback Shares were fully issued and outstanding as of the date of the below calculations and the selling stockholders will sell all their shares of Class A common stock covered by this prospectus. Except as noted, we have also assumed that all Holdback Shares were fully issued and outstanding. Due to adjustments to the Holdback Shares due to indemnity requirements under the Merger Agreement and for fractional shares upon release of the shares following October 13, 2021, the indemnity holdback release date, the number of shares that the selling stockholders may sell, transfer or otherwise dispose of may differ from those listed below.

In the table below, the percentage of shares beneficially owned is based on 79,813,466 shares of our Class A common stock, excluding the Holdback Shares, outstanding on October 13, 2020, determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under such rule, beneficial ownership includes any shares over which a selling stockholder has sole or shared voting power or investment power and also any shares that a selling stockholder has the right to acquire within 60 days of such date through the exercise of any options or other rights. Except as otherwise indicated, we believe that the selling stockholders have sole voting and investment power with respect to all shares of the Class A common stock shown as beneficially owned by them. The beneficial ownership information presented in this table is not necessarily indicative of beneficial ownership for any other purpose. Once sold under the registration statement, of which this prospectus forms a part, the shares of Class A common stock will be freely tradable in the hands of persons other than our affiliates that may be subject to additional trading limitations (i.e., trading windows) under applicable laws.

	Prior to the Offering		Number of Shares of Class A Common Stock Being Registered for Resale	After the Offering
Name of Beneficial Owner	Number of Shares of Class A Common Stock Beneficially Owned	Percentage of Shares of Class A Common Stock Beneficially Owned		Number of Shares of Class A Common Stock Beneficially Owned	Percentage of Shares of Class A Common Stock Beneficially Owned
Decheng Capital China Life Sciences USD Fund II, L.P.(1)	616,521	*	616,521	—	—
Pav Investments Pte. Ltd.(2)	259,591	*	259,591	—	—
Richard Terry(3)	205,049	*	205,049	—	—
Hansjoerg Wyss Revocable Trust dated 12/16/94 as amended(4)	135,958	*	135,958	—	—
Harvard Management Private Equity Corporation(5)	129,795	*	129,795	—	—
Vivo Panda Fund, L.P.(6)	118,977	*	118,977	—	—
President and Fellows of Harvard College Harvard(7)	85,365	*	85,365	—	—
George Church(8)	82,019	*	82,019	—	—
LAV Biosciences Fund III, L.P.(9)	79,317	*	79,317	—	—
Shawn Marcell(10)	60,905	*	60,905	—	—
Lily Asia Ventures Fund III, L.P.(11)	39,658	*	39,658	—	—
HEYI Holdings Limited(12)	38,938	*	38,938	—	—
Kingtime Investments Limited(13)	38,938	*	38,938	—	—
SVB Financial Group(14)**	4,826	*	4,826	—	—
Derek Lee(15)	4,100	*	4,100	—	—
Steve Perrault(16)	1,316	*	1,316	—	—
Ivan Lebedev(17)	109	*	109	—	—

*	Less than one percent
**

The selling stockholder may be deemed to be an affiliate of a broker-dealer. The selling stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares described herein, the selling stockholder did not have any arrangements or understandings with any person to distribute such shares.

(1)

Consists of (i) 539,840 shares of Class A common stock acquired at Closing and (ii) 76,681 Holdback Shares. Decheng Capital China Management II (Cayman), LLC (“Decheng LLC”) is the general partner of Decheng Capital China Life Sciences USD Fund II, L.P. Xiangmin Cui is the managing director of Decheng LLC and has the power to vote and dispose of these shares.

(2)	Consists of (i) 227,304 shares of Class A common stock acquired at Closing and (ii) 32,287 Holdback Shares.
(3)	Consists of (i) 179,546 shares of Class A common stock acquired at Closing and (ii) 25,503 Holdback Shares.
(4)

Consists of (i) 119,048 shares of Class A common stock acquired at Closing and (ii) 16,910 Holdback Shares. Hansjoerg Wyss is the trustee of the Hansjoerg Wyss Revocable Trust dated 12/16/94 as amended and has the power to vote and dispose of these shares.

(5)	Consists of (i) 113,652 shares of Class A common stock acquired at Closing and (ii) 16,143 Holdback Shares.
(6)

Consists of (i) 104,179 shares of Class A common stock acquired at Closing and (ii) 14,798 Holdback Shares. Mahendra Shah, Dandan Dong, Frank Kung and Michael Chang are the limited partners of Vivo Panda Fund, L.P. and share the power to vote and dispose of these shares. Each limited partner disclaims beneficial ownership of these shares.

(7)	Consists of (i) 74,748 shares of Class A common stock acquired at Closing and (ii) 10,617 Holdback Shares.
(8)	Consists of (i) 71,818 shares of Class A common stock acquired at Closing and (ii) 10,201 Holdback Shares.
(9)

Consists of (i) 69,452 shares of Class A common stock acquired at Closing and (ii) 9,865 Holdback Shares. Yi Shi is the managing partner of LAV Biosciences Fund III, L.P. and has power to vote and dispose of these shares and disclaims beneficial ownership of these shares.

(10)	Consists of (i) 53,330 shares of Class A common stock acquired at Closing and (ii) 7,575 Holdback Shares.
(11)

Consists of (i) 34,726 shares of Class A common stock acquired at Closing and (ii) 4,932 Holdback Shares. Yi Shi is the managing partner of Lily Asia Ventures Fund III, L.P. and has power to vote and dispose of these shares and disclaims beneficial ownership of these shares.

(12)	Consists of (i) 34,095 shares of Class A common stock acquired at Closing and (ii) 4,843 Holdback Shares.
(13)	Consists of (i) 34,095 shares of Class A common stock acquired at Closing and (ii) 4,843 Holdback Shares.
(14)

Consists of (i) 4,226 shares of Class A common stock acquired at Closing and (ii) 600 Holdback Shares. We were a party to a Second Amended and Restated Loan and Security Agreement, dated February 9, 2018, with Silicon Valley Bank, a wholly-owned subsidiary of SVB Financial, which we terminated on June 18, 2020.

(15)	Consists of (i) 3,590 shares of Class A common stock acquired at Closing and (ii) 510 Holdback Shares.
(16)	Consists of (i) 1,153 shares of Class A common stock acquired at Closing and (ii) 163 Holdback Shares.
(17)	Consists of (i) 96 shares of Class A common stock acquired at Closing and (ii) 13 Holdback Shares.

PLAN OF DISTRIBUTION

The selling stockholders and any of their transferees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their respective shares of Class A common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	underwritten transactions;

•	purchases by a broker-dealer or dealer as principal and resale by the broker-dealer or dealer for its account pursuant to this prospectus;

•	an exchange or market distribution in accordance with the rules of the applicable exchange or market;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through options, swaps or derivatives, whether or not listed on an exchange;

•	through the distributions of the shares by a selling stockholder to its partners, members or stockholders;

•	gifts to charitable organizations, who may in turn sell such shares in accordance with the methods described herein;

•	a combination of any such methods of disposition; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Such transactions may be effected by the selling stockholders at market prices prevailing at the time of sale or at negotiated prices.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

In connection with the sale of shares, selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Class A common stock in the course of hedging the positions they assume. Selling stockholders may also sell shares of our Class A common stock short and deliver these securities to close out its short positions or to return borrowed shares in connection with such short sales, or loan or pledge the Class A common stock to broker-dealers that in turn may sell these securities. Selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities, which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus supplement, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus supplement (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of Class A common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling stockholders may from time to time transfer, pledge, assign or grant a security interest in some or all the shares of Class A common stock owned by it and, if it defaults in the performance of its secured obligations, the transferees, pledgees, assignees or secured parties may offer and sell the shares of Class A common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the transferee, pledgee, assignee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

We have advised the selling stockholders that it is required to comply with Regulation M promulgated under the Exchange Act, during such time as it may be engaged in a distribution of the shares, if applicable. This regulation may affect the marketability of the shares.

We will pay all fees and expenses incident to the registration of the shares.

There can be no assurance that the selling stockholders will sell any or all of the shares registered pursuant to the registration statement, of which this prospectus forms a part.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Class A common stock will be freely tradable in the hands of persons other than our affiliates that may be subject to additional trading limitations (i.e., trading windows) under applicable laws.

DESCRIPTION OF COMMON STOCK

The following description summarizes certain important terms of our common stock. Our board of directors has adopted, and our stockholders have approved, an amended and restated certificate of incorporation and amended and restated bylaws and this description summarizes the provisions that are included in such documents. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section, you should refer to our amended and restated certificate of incorporation, amended and restated bylaws and amended and restated investors’ rights agreement, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.

Authorized and Outstanding Capital Stock

Our authorized capital stock consists of 1,200,000,000 shares of capital stock, $0.00001 par value per share, of which:

•	1,000,000,000 shares are designated as Class A common stock;

•	100,000,000 shares are designated as Class B common stock; and

•	100,000,000 shares are designated as preferred stock.

Pursuant to our amended and restated certificate of incorporation and amended and restated bylaws, our board of directors will have the authority, without stockholder approval except as required by the listing standards of Nasdaq, to issue additional shares of our capital stock, subject to limitations prescribed by law.

Common Stock

We have two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical except with respect to voting and conversion.

Voting Rights. Holders of our Class A common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and holders of our Class B common stock are entitled to ten votes for each share held. The holders of our Class A common stock and Class B common stock vote together as a single class, unless otherwise required by law. Delaware law could require either holders of our Class A common stock or our Class B common stock to vote separately as a single class in the following circumstances:

•

if we were to seek to amend our amended and restated certificate of incorporation to increase the authorized number of shares of a class of stock, or to increase or decrease the par value of a class of stock, then that class would be required to vote separately to approve the proposed amendment; and

•

if we were to seek to amend our amended and restated certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Stockholders do not have the ability to cumulate votes for the election of directors. Our amended and restated certificate of incorporation and amended and restated bylaws provide for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms.

In addition, our amended and restated certificate of incorporation requires the approval of a majority of our outstanding Class B common stock, voting as a separate class, prior to:

•

any modification of our amended and restated certificate of incorporation that modifies the voting, conversion or other rights, powers, preferences, privileges or restrictions of our Class B common stock;

•

the reclassification of any outstanding shares of our Class A common stock into shares of any class or series of stock having rights as to dividends or liquidation that are senior to our Class B common stock or the right to have more than one (1) vote for each share thereof, or amend our amended and restated certificate of incorporation to so provide;

•	issuances of shares of Class B common stock;

•	the authorization, or issuance of any shares of, any class or series of our securities having the right to more than (1) vote for each share thereof, subject to certain exceptions; and

•	the consummation of any liquidation, dissolution or winding up of us, whether voluntary or by acquisition, consolidation, merger or asset transfer.

Dividend Rights. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Rights upon Liquidation. If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock; provided, however, that holders of common stock may receive, or have the right to elect to receive, different or disproportionate consideration if the only difference is that any securities distributed to the holder of a share of Class B common stock have ten times the voting power of any securities distributed to the holder of a share of Class A common stock.

No Preemptive or Similar Rights. Our common stock is not entitled to preemptive rights and is not subject to conversion (other than as described below), redemption or sinking fund provisions.

Conversion of Class B Common Stock. Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. Shares of Class B common stock will automatically convert into shares of Class A common stock upon sale or transfer (other than certain transfers described in our amended and restated certificate of incorporation, including estate planning transfers where sole dispositive power and exclusive voting control with respect to the shares of Class B common stock are retained by the transferring holder and transfers between our co-founders). In addition, each outstanding share of Class B common stock held by a stockholder who is a natural person, or held by the permitted entities of such natural person (as described in our amended and restated certificate of incorporation), will convert automatically into one share of Class A common stock upon the death of such natural person. In the event of the death or permanent and total disability of a co-founder, shares of Class B common stock held by such co-founder or his permitted entities will convert to Class A common stock, provided that the conversion will be deferred for nine months, or up to 18 months if approved by a majority of our independent directors, following his death or permanent and total disability. Transfers between our co-founders are permitted transfers and will not result in conversion of the shares of Class B common stock that are transferred. Each share of Class B common stock will convert automatically into one share of Class A common stock upon (i) a date that is specified by the affirmative vote of the holders of a majority of the then outstanding shares of Class B common stock; (ii) the date on which the outstanding shares of Class B common stock represent less than two percent of the aggregate number of shares of the then outstanding Class A common stock and Class B common stock; or (iii) nine months after the death or total disability of the last of our co-founders to die or become totally disabled, or such later date not to exceed a total period of 18 months after such death or disability as may be approved by a majority of our independent directors.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws Provisions

Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:

Multi-Class Stock. As described above in the subsection titled “—Common stock—Voting rights,” our amended and restated certificate of incorporation provides for a multi-class common stock structure, which provides our investors existing prior to our initial public offering, which includes our executive officers, employees, directors and their affiliates, with significant influence over matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.

Board of Directors Vacancies. Our amended and restated certificate of incorporation and amended and restated bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our board of directors and will promote continuity of management.

Classified board of directors. Our amended and restated certificate of incorporation and amended and restated bylaws provide that our board of directors is classified into three classes of directors. A third-party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

Stockholder Action; Special Meeting of Stockholders. Our amended and restated certificate of incorporation and amended and restated bylaws provide that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Our amended and restated bylaws further provide that special meetings of our stockholders may be called only by a majority of our board of directors, the Chairman of our board of directors or our Chief Executive Officer, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

No Cumulative Voting. The Delaware General Corporation Law provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Directors Removed Only for Cause. Our amended and restated certificate of incorporation provides that stockholders may remove directors only for cause by the affirmative vote of holders of at least two-thirds of the voting power of our then outstanding capital stock.

Amendment of Charter and Bylaws Provisions. Any amendment of the above provisions in our amended and restated certificate of incorporation and amended and restated bylaws would require approval by holders of at least two-thirds of the voting power of our then outstanding capital stock.

Issuance of Undesignated Preferred Stock. Our board of directors will have the authority, without further action by our stockholders, to issue up to 100,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Delaware Law

We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	the transaction was approved by the board of directors prior to the time that the stockholder became an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing changes in control of our company.

Limitation of Liability of Directors and Officers

Our amended and restated certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by applicable law, as in effect from time to time. Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	any breach of the director’s duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

•	any transaction from which the director derived an improper personal benefit.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Our amended and restated bylaws also provide that, to the fullest extent permitted by law, we will indemnify any officer or director of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director or officer. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

Forum Selection

Our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (iii) any action asserting a claim against us or any of our directors or officers arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our amended and restated bylaws; or (iv) any other action asserting a claim that is governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware, in all cases subject to the courts having jurisdiction over indispensable parties named as defendants. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Our amended and restated bylaws further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States are the exclusive forum for the resolution of any claims under the Securities Act or any successor thereto. Nothing in our amended and restated bylaws precludes stockholders that assert claims under the Exchange Act, or any successor thereto, from bringing such claims in state or federal court, subject to applicable law. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the foregoing forum selection provisions.

Anti-Takeover Effects of Some Provisions

Certain provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws, which are summarized above, may have the effect of delaying, deferring or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Registration Rights

Certain holders of our Class B common stock are entitled to rights with respect to the registration of their shares under the Securities Act. These registration rights are contained in our Amended and Restated Investors’ Rights Agreement (the “IRA”). The registration rights set forth in the IRA will expire on September 16, 2021, or, with respect to any particular stockholder, when such stockholder is able to sell all of its shares during a three-month period pursuant to Rule 144 of the Securities Act or a similar exemption. We will pay the registration expenses (other than underwriting discounts, selling commissions and transfer taxes) of the holders of the shares registered pursuant to the registrations described below. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include. Certain stockholders who are party to the IRA have waived their rights under the IRA to include their registrable shares in this offering.

Demand Registration Rights. The holders of up to 18,461,891 shares of our Class B common stock are entitled to certain demand registration rights. At any time, the holders of at least 50% of these shares then outstanding can request that we register the offer and sale of their shares, or such request must cover securities in which the anticipated aggregate public offering price, before payment of underwriting discounts and commissions, is at least $10,000,000. We are obligated to effect only two such registrations. If we determine that it would be seriously detrimental to us and our stockholders to effect such a demand registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days.

S-3 Registration Rights. The holders of up to 18,461,891 shares of our Class B common stock are entitled to certain Form S-3 registration rights. The holders of at least 20% of these shares then outstanding may make a written request that we register the offer and sale of their shares on a registration statement on Form S-3 if we are eligible to file a registration statement on Form S-3 so long as the request covers securities the anticipated aggregate public offering price of which, before payment of underwriting discounts and commissions, is at least $1,000,000. These stockholders may make an unlimited number of requests for registration on Form S-3; however, we will not be required to effect a registration on Form S-3 if we have effected two such registrations within the 12-month period preceding the date of the request. Additionally, if we determine that it would be seriously detrimental to us and our stockholders to effect such a registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 120 days.

Piggyback Registration Rights. If we propose to register the offer and sale of our Class A common stock under the Securities Act, in connection with the public offering of such Class A common stock, the holders of up to 1,849,269 shares of our Class A common stock and 24,493,756 shares of our Class B common stock will be entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (i) a registration in which the only Class A common stock being registered is Class A common stock issuable upon conversion of debt securities that are also being registered; (ii) a registration related to any employee benefit plan or a corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act; or (iii) a registration on any registration form which does not include substantially the same information as would be required to be included in a registration statement covering the public offering of our Class A common stock, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.

Listing

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “TXG.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, New York 11219.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income or the alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding our common stock as part of a straddle or other risk reduction strategy or as part of a conversion transaction;

•	banks, insurance companies and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Risk Factors,” we do not expect to pay dividends in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “-Sale or Other Taxable Disposition.”

Subject to the discussion below regarding effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable tax treaties.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding provided the Non-U.S. Holder certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above or the Non-U.S. Holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

LEGAL MATTERS

The validity of the common stock offered by this prospectus has been passed upon for us by Latham & Watkins LLP, Menlo Park, California. Any underwriter or agent will be advised about other issues relating to any offering by its own legal counsel.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is https://www.10xgenomics.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Available Information

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 27, 2020.

•	The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 24, 2020.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, filed with the SEC on May 12, 2020 and August 12, 2020, respectively.

•	Our Current Reports on Form 8-K filed with the SEC on March 26, 2020, June 18, 2020, October 5, 2020 and October 13, 2020.

•

The description of our Class  A common stock contained in the registration statement on Form 8-A filed with the SEC on September 6, 2019 and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Investor Relations

10x Genomics, Inc.

6230 Stoneridge Mall Road

Pleasanton, California 94588

(925) 401-7300

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

SEC registration fee	$31,264
Legal Fees and Expenses	40,000
Accounting Fees and Expenses	25,000
Printing Expenses	6,000

$102,264

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending, or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Section 7 of the registrant’s amended and restated bylaws provides for indemnification by the registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law. The registrant has entered into indemnification agreements with each of its current directors, executive officers and certain other officers to provide these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the registrant’s amended and restated certificate of incorporation and amended and restated bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the registrant for which indemnification is sought.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions, or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The registrant’s amended and restated certificate of incorporation provides for such limitation of liability.

The registrant maintains policies of insurance under which coverage is provided to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act.

Item 16. Exhibits.

Exhibit Number	Description	Form	File No.	Exhibit	Filing Date

3.1#	Amended and Restated Certificate of Incorporation of the Registrant.	8-K	001-39035	3.1	9/16/2019

3.2#	Amended and Restated Bylaws of the Registrant.	8-K	001-39035	3.1	3/26/2020

4.1#	Amended and Restated Investors’ Rights Agreement, dated as of October 18, 2018, by and among the Registrant and the other parties thereto.	S-1/A	333-233361	4.1	8/19/2019

Exhibit Number	Description	Form	File No.	Exhibit	Filing Date

4.2#	Form of Stock Certificate for Class A Common Stock of the Registrant.	S-1	333-233361	4.2	8/19/2019

5.1**	Opinion of Latham & Watkins LLP.

23.1**	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2**	Consent of Ernst & Young LLP.

24.1**	Power of Attorney (included in the signature page to this Registration Statement).

#	Previously filed.
**	Filed herewith

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i),

(vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on the 16th day of October, 2020.

10X GENOMICS, INC.

By:	/s/ Serge Saxonov
Serge Saxonov
Chief Executive Officer and Director

POWER OF ATTORNEY

Each of the undersigned officers and directors of the registrant hereby severally constitutes and appoints Serge Saxonov, Justin J. McAnear and Eric S. Whitaker, and each of them singly (with full power to each of them to act alone), as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him or her and in his or her name, place and stead, and in any and all capacities, to file and sign any and all amendments, including post-effective amendments, to this registration statement and any other registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney shall be governed by and construed with the laws of the State of Delaware and applicable federal securities laws.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Serge Saxonov Serge Saxonov	Chief Executive Officer and Director (Principal Executive Officer)	October 16, 2020

/s/ Benjamin J. Hindson Benjamin J. Hindson	President and Director	October 16, 2020

/s/ Justin J. McAnear Justin J. McAnear	Chief Financial Officer (Principal Accounting and Financial Officer)	October 16, 2020

/s/ John R. Stuelpnagel John R. Stuelpnagel	Chairman of the Board of Directors	October 16, 2020

/s/ Sridhar Kosaraju Sridhar Kosaraju	Director	October 16, 2020

/s/ Mathai Mammen Mathai Mammen	Director	October 16, 2020

/s/ Kimberly Popovits Kimberly Popovits	Director	October 16, 2020

/s/ Bryan E. Roberts Bryan E. Roberts	Director	October 16, 2020

/s/ Shehnaaz Suliman Shehnaaz Suliman	Director	October 16, 2020